Exhibit 16.1

April 21, 2023

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street N.E.
Washington, D.C. 20549

Re: Virax Biolabs Group Limited

File Ref. No. 001-41440

We have read the statements made by Virax Biolabs Group Limited, which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 6- K, as part of Virax Biolabs Group Limited Form 6-K report dated April 21, 2023. We agree with such statements as they pertain to our Firm in such Form 6- K.

We have no basis to agree or disagree with any other statements of the Company contained in Item 4.01.

Sincerely,

BF Borgers CPA PC